Exhibit 5.1

March 10, 2010

Convergys Corporation

201 East Fourth Street

Cincinnati, Ohio 45202

Re:	Form S-8 Registration Statement

Ladies and Gentlemen:

As legal counsel for Convergys Corporation, an Ohio corporation (the “Company”), we are rendering this opinion in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), of up to 409,000 of the Company’s common shares, without par value (the “Shares”), issuable to Jeffrey H. Fox pursuant to the grant of certain salary stock awards or restricted stock awards, or upon the exercise of certain stock options (collectively, the “Awards”) issued in accordance with the Salary Stock Unit Award Agreement, Restricted Stock Unit Award Agreement and Stock Option Grant Terms and Conditions Agreement, all dated February 9, 2010, by and between the Company and Jeffrey H. Fox (the “Awards Agreements”).

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued, paid for and delivered pursuant to the terms and in the manner set forth in the Award Agreements, will be validly issued, fully paid and nonassessable.

Suite 1900, 255 East Fifth Street Cincinnati, OH 45202

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CHARLESTON  CINCINNATI  COLUMBUS  DAYTON  LEXINGTON  LOUISVILLE  MORGANTOWN  PITTSBURGH  WHEELING

Convergys Corporation

March 10, 2010

The foregoing opinion is based upon and limited to the General Corporation Law of the State of Ohio (Ohio Revised Code §§1701.01 et seq.), as amended. We express no opinion herein as to any other laws, statutes, regulations or ordinances. This opinion letter is being furnished solely in connection with the filing of the Registration Statement with the Securities Exchange Commission and may not be used, quoted, relied upon or otherwise referred to for any other purpose without our prior written consent. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, or the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name in such Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities Exchange Commission.

Very Truly Yours,
DINSMORE & SHOHL LLP

Charles F. Hertlein, Jr.